UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2014

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33480 (Commission File Number)	33-0968580 (IRS Employer Identification No.)

4675 MacArthur Court, Suite 800, Newport Beach, California	92660
(Address of Principal Executive Offices)	Zip Code

(949) 437-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 29, 2014, James N. Harger retired from his position as Chief Marketing Officer of Clean Energy Fuels Corp. (the “Registrant”), to be effective as of December 31, 2014.  Mr. Harger will remain an employee of the Registrant, serving in the position of Senior Advisor to the CEO.  In this capacity it is expected that he will continue to play an instrumental role in the Registrant’s efforts to collaborate with shippers, for-hire carriers and private fleets to adopt natural gas vehicles in their respective supply chains and fleet operations.  In his new position, Mr. Harger will (i) receive an annual base salary of $200,000, (ii) be entitled to participate in the benefit programs generally available to the Registrant’s employees, and (iii) be eligible for discretionary incentive compensation.

In connection with Mr. Harger’s retirement, the Registrant and Mr. Harger have entered into a retirement agreement, pursuant to which, among other things, (i) Mr. Harger’s Amended and Restated Employment Agreement dated December 31, 2008, as amended (the “Prior Employment Agreement”), has been terminated in full, (ii) the Registrant has agreed to pay to Mr. Harger retirement compensation in the amounts set forth in Section 5(d)(1) and (2) of the Prior Employment Agreement, generally consisting of a payment of $786,792, equal to 150% of Mr. Harger’s annual base salary as of the effective date of his retirement, a payment of $496,519, equal to 150% of Mr. Harger’s annual performance bonus for the 2013 fiscal year, and a payment equal to Mr. Harger’s annual performance bonus for the 2014 fiscal year, which amount will be determined in 2015 by the Compensation Committee of the Registrant’s Board of Directors consistent with its customary practice, and (iii) Mr. Harger has agreed to a release of claims (subject to his statutory rights).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2014		Clean Energy Fuels Corp.

	By:	/s/ Andrew J. Littlefair
Name: Andrew J. Littlefair
Title: Chief Executive Officer